Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-106656) of First BanCorp of our report dated June 28, 2012 relating to the statement of net assets available for benefits at December 31, 2011 of The FirstBank 401(k) Retirement Plan for Residents of Puerto Rico which appears in this Form 11-K.

/s/ PricewaterhouseCoopers LLP

San Juan, Puerto Rico

July 1, 2013